EXHIBIT 12.  STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)

                     Eli Lilly and Company and Subsidiaries
                              (Dollars in Millions)

                      Nine Months
                         Ended
                      September 30,           Years Ended December 31,
                       ------------  -------------------------------------
                           1994    1993    1992     1991     1990     1989
                           ----    ----    ----     ----     ----     ----
Consolidated
  Pretax Income before
  Accounting Changes    $1,454.0  $701.9  $1182.3  $1879.2  $1599.0  $1329.9

Interest                    84.8    96.7    109.1     88.9     93.8     57.1

Less Interest Capitalized
  during the Period        (19.2)  (25.5)   (37.4)   (49.1)   (27.4)   (15.8)
                            ----    ----     ----     ----     ----     ----


Earnings                $1,519.6  $773.1  $1254.0  $1919.0  $1665.4  $1371.2
                         =======   ======  ======   ======   ======   ======

Fixed Charges:

  Interest Expense      $   84.8 $  96.7  $ 109.1  $  88.9  $  93.8  $  57.1
                         =======   ======  ======   ======   ======   ======


Ratio of Earnings to
   Fixed Charges            17.9    8.0      11.5     21.6     17.8     24.0
                            ====    ===       ===     ====     ====     ====
